UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.     )

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☒	Soliciting Material Pursuant to Section 240.14a-12

TEXAS INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

SHAMROCK ACTIVIST VALUE FUND, L.P.

SHAMROCK ACTIVIST VALUE FUND II, L.P.

SHAMROCK ACTIVIST VALUE FUND III, L.P.

STANLEY P. GOLD

DENNIS A. JOHNSON

SHAMROCK ACTIVIST VALUE FUND GP, L.L.C.

SHAMROCK PARTNERS ACTIVIST VALUE FUND, L.L.C.

MARJORIE L. BOWEN

GARY L. PECHOTA

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On June 29, 2009 SAVF issued the following press release:

FOR IMMEDIATE RELEASE

Shamrock Activist Value Fund, L.P.

4444 Lakeside Drive, Burbank CA 91505

Contact:             Clifford A. Miller (cmiller@shamrock.com)

(818) 973-4297

-or-

Sitrick And Company

Michael Sitrick (mike_sitrick@sitrick.com)

Terry Fahn (terry_fahn@sitrick.com)

(310) 788-2850

Shamrock Activist Value Fund to Seek

Three Seats on the Texas Industries, Inc. Board of Directors

BURBANK, CALIF., June 29, 2009 - The Shamrock Activist Value Fund, L.P. today sent the following letter to Texas Industries, Inc. (NYSE: TXI) submitting notice to the company of its intent to nominate three candidates for election to its Board of Directors at Texas Industries’ 2009 Annual Meeting of Shareholders:

VIA FACSIMILE AND OVERNIGHT DELIVERY

Frederick G. Anderson

Vice President, General Counsel

and Corporate Secretary

Texas Industries, Inc.

1341 West Mockingbird Lane, Suite 700W

Dallas, Texas 75247

Re:        Notice of Intent to Nominate Directors

Dear Mr. Anderson:

Shamrock Activist Value Fund, L.P. (“SAVF”), the owner, together with its parallel investment vehicles, of approximately 8.9% of Texas Industries, Inc., hereby submits notice of its intent to nominate three candidates for election to the Board of Directors of Texas Industries, Inc. at the 2009 Annual Meeting of Shareholders. Our nominees are: Marjorie L. Bowen, a former Managing Director of Houlihan Lokey Howard & Zukin, where she also served as National Director of the firm’s fairness opinion practice and was one of five members of the firm’s Financial Advisory Services Committee, which is responsible for managing the firm’s Financial Advisory Services practice; Dennis A. Johnson, CFA, a managing director of Shamrock Capital Advisors, Inc., the investment manager for SAVF, and a member of the Securities and Exchange Commission Investor Advisory Committee; and Gary L. Pechota, CEO of DT-Trak Consulting, Inc., a member of the Board of Directors of Insteel Industries, Inc. (Nasdaq: IIIN) and Black Hills Corporation (NYSE: BKH), and the former CEO of Giant Cement Holding, Inc. and former Chief of Staff of the National Indian Gaming Commission.

SAVF is nominating these three candidates for election to the Board because it believes that adding new, highly qualified, independent voices in the Boardroom to represent the interests of all Texas Industries shareholders is an important first step to remedying what we see as significant impediments to restoring and maximizing value for all Texas Industries shareholders. In particular, we believe that:

•

Texas Industries has a well documented record of underperformance versus its peers - in terms of both profitability and share price — which we believe is the result of poor management and inefficient capital allocation;

•

Texas Industries’ Board has not exercised proper oversight of management, has not held management properly accountable for operational failures and shortfalls, and has failed to properly link management’s pay to Texas Industries’ performance;

•	Texas Industries’ management has a disconcerting record of overpromising and underdelivering;

•	Texas Industries has not taken any meaningful steps to address the resounding 49% withhold vote against the Texas Industries’ directors at the 2008 Annual Meeting;

•	Texas Industries continues to shun corporate governance best practices. For example:

—	Texas Industries implemented and continues to maintain a ten-year poison pill without a shareholder vote;

—	Texas Industries has refused to implement a majority voting standard for the election of directors;

—	Texas Industries has a staggered Board, so only one-third of the directors are accountable to the shareholders each year;

—	Texas Industries has not adopted an annual shareholder advisory vote on executive compensation;

—

Texas Industries’ shareholders are prohibited from calling shareholder meetings or taking any actions by written consent, thereby ensuring the Board alone decides when the shareholders can meet and preventing the shareholders from effecting any changes at the time the shareholders deem most appropriate;

—

Texas Industries maintains unnecessary supermajority voting standards in its charter and bylaws that significantly compromise the ability of a majority of shareholders to implement meaningful change; and

•

Texas Industries’ Board is comprised of an insular network of long-term Board members who do not communicate effectively and transparently with Texas Industries’ shareholders, and have implemented and continue to maintain “anti-takeover” protections having a primary purpose and effect of entrenching their positions on the Board.

Our three nominees are committed to enhancing value for all Texas Industries shareholders, including through the commencement of a comprehensive strategic review. They have the necessary independence, experience, energy, skills and personalities to work with their fellow directors to promptly address and remedy Texas Industries’ operational, strategic and corporate governance challenges. Most importantly, we believe that our nominees will bring to the Texas Industries Board much-needed industry, finance and capital markets, and corporate governance expertise.

Accompanying this letter are SAVF’s formal notice and nominating materials with respect to its three director candidates. SAVF is providing these materials in advance of Texas Industries’ stated deadline for submission of notices of Director nominations. Although we have endeavored to fully satisfy all requirements for these materials as set forth in Texas Industries’ bylaws, and believe we have done so, please immediately contact our legal counsel using the contact information specified in the attached Notice of Director Nominations if you require any additional information.

Sincerely,

SHAMROCK ACTIVIST VALUE FUND, L.P.

By:	Shamrock Activist Value Fund GP, L.L.C.,
its general partner

By:	Shamrock Partners Activist Value Fund, L.L.C.,
its managing member

By:	/s/ Dennis A. Johnson
Dennis A. Johnson, CFA, Vice President

*****    *****    *****

The Shamrock Activist Value Fund is one of five separate investment funds managed by Shamrock Capital Advisors, Inc., a subsidiary of Shamrock Holdings, Inc., the investment vehicle of the Roy E. Disney family. Shamrock Capital Advisors has an aggregate of $1.8 billion under management within these five funds.

INVESTOR NOTICES

The Shamrock Activist Value Fund, L.P. (“SAVF”) and its parallel funds, Shamrock Activist Value Fund II, L.P. and Shamrock Activist Value Fund III, L.P. (collectively, the “Shamrock Activist Value Fund”), intend to file a proxy statement and related materials with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies to elect SAVF’s nominees to the Board of Directors of Texas Industries, Inc. at the 2009 Annual Meeting of Shareholders (the “2009 Annual Meeting”).

The Shamrock Activist Value Fund urges all Texas Industries shareholders to read the Shamrock Activist Value Fund’s Proxy Statement and other publicly-filed proxy materials when they become available, because they will contain important information. All proxy materials filed by the Shamrock Activist Value Fund with the SEC will be available without charge at the SEC’s website at www.sec.gov. In addition, the Shamrock Activist Value Fund will provide copies of its definitive proxy materials without charge upon request.

The Shamrock Activist Value Fund and certain of its affiliates and employees may be deemed to be participants in the solicitation of proxies for use at the 2009 Annual Meeting. Information regarding such participants is contained in the Shamrock Activist Value Fund’s filings on Schedule 13D relating to its investment in Texas Industries, and also will be included in the Shamrock Activist Value Fund’s proxy statement for the 2009 Annual Meeting, copies of which are (or upon filing will be) available without charge at the SEC’s website at www.sec.gov.

Listed below are biographical summaries for each of SAVF’s three candidates for election to the Company’s board of directors at the 2009 Annual Meeting of Stockholders.

Marjorie L. Bowen (Age 44): From May 1989 until January 2008, Ms. Bowen worked at Houlihan Lokey Howard & Zukin, where she was a Managing Director, the National Director of the firm’s fairness opinion practice, and was one of five members of the firm’s Financial Advisory Services Committee, which is responsible for managing the firm’s Financial Advisory Services practice. During her tenure at Houlihan Lokey, Ms. Bowen advised corporations, directors and other fiduciaries on a broad range of corporate finance transactions and other matters, including, among other things, evaluating strategic alternatives, strategies for maximizing stockholder value, debt and equity reorganizations, asset sales, financings, corporate governance matters, and mergers and acquisition transactions. Ms. Bowen currently serves as an independent director for Vertis, Inc., a provider of targeted print advertising and direct marketing solutions to retail and consumer services companies, and is an independent director and the Chair of the Audit Committee of Global Aviation Holdings, Inc., the parent company of World Airways, Inc. and North American Airlines, Inc., both U.S.-certificated air carriers providing transportation services for the U.S. military, major international passenger and cargo carriers, international freight forwarders and international leisure tour operators. Ms. Bowen graduated with a B.A., cum laude, from Colgate University in 1987, and obtained her M.B.A, with a concentration in finance, from the University of Chicago in 1989.

Dennis A. Johnson, CFA (Age 49): Since July 2008, Mr. Johnson has served as a Managing Director of Shamrock Capital Advisors, Inc., the investment advisor for the Shamrock Activist Value Fund, a Vice President of Shamrock Partners Activist Value Fund, L.L.C., and the portfolio manager of the Shamrock Activist Value Fund, where he has primary responsibility for portfolio investment decisions for the Shamrock Activist Value Fund. Prior to joining Shamrock Capital Advisors, Inc., Mr. Johnson was the Senior Portfolio Manager in charge of all global corporate governance activities for the California Public Employees’ Retirement System (CalPERS) from September 2005 until July 2008. Prior to joining CalPERS, Mr. Johnson was a Managing Director of Citigroup Global Markets, Inc. from April 1994 until May 2005. Mr. Johnson served as Chair of the Board of Directors of the Council of Institutional Investors from April 2008 until July 2008. Mr. Johnson was a member of the Board of Directors for the National Association of Corporate Directors (NACD), Northern California Chapter, from September 2006 to July 2008, and was a member of NACD’s “Blue Ribbon Commission” on Board of Directors and shareholder communications. Mr. Johnson also has testified before the U.S. Congress on various investor and corporate governance subjects. Mr. Johnson currently is a member of the SEC Investor Advisory Committee and is a member of the Board of Directors of Mattel Children’s Hospital at UCLA. Mr. Johnson received his B.A. in Economics from the Virginia Military Institute in 1981, his M.S. in Finance from the Virginia Commonwealth University in 1985 and is a Chartered Financial Analyst (CFA) Charterholder

Gary L. Pechota (Age 59): Since December 2007, Mr. Pechota has served as President and CEO of DT-Trak Consulting, Inc., a medical coding, billing and data entry services company. From May 2005 until December 2007, Mr. Pechota was a private investor. Mr. Pechota was the Chief of Staff of the National Indian Gaming Commission from August 2003 until April 2005, responsible for, among other things, coordinating the activities of the Administrative, Audit, Enforcement and Management Contract Divisions of the Commission and presenting their views to the Chairman of the Commission. Mr. Pechota served as President of Giant Group Ltd.’s cement operations (Keystone Cement Company from May 1992 until September 1994 and Giant Cement Company from January 1993 until September 1994). Mr. Pechota joined Giant Group Ltd.’s cement operations in mid-1992 as its cement operations were approaching insolvency, successfully led the restructuring of its cement operations, and completed a $140 million IPO of its cement operations in September 1994. From September 1994 until November 1999, Mr. Pechota served as the President, CEO and Chairman of Giant Cement Holding, Inc., and served as its President and CEO from November 1999 until December 2001. In 1999, Forbes magazine recognized Giant Cement Holding, Inc. as one of Forbes’ Best Small Companies, based on its most recent annual and five-year financial performance, including sales and profit growth, return on equity and stock performance. In 1999, Mr. Pechota planned and executed the sale of Giant Cement Holding, Inc. to Cementos Portland for $343 million. Mr. Pechota also was the President and CEO of Dacotah Cement from January 1983 until May 1992, the Vice President of Finance for Madera Pacific, Inc. from April 1981 until January 1983, and was an Audit Supervisor with the Ernst and Whinney accounting firm from May 1975 until April 1981. Mr. Pechota is a former Chairman and member of the Finance Committee of the Portland Cement Association, currently serves as a director and the member of the Audit Committee of Insteel Industries, Inc. (Nasdaq: IIIN), one of the largest manufacturers of steel wire reinforcing products for concrete construction applications, and is a director and a member of the Audit Committee of Black Hills Corporation (NYSE: BKH), an energy company operating in utilities and non-regulated energy. Mr. Pechota was formerly a member of the Compensation Committee of Black Hills Corp. from May 2007 until May 2009. Mr. Pechota received his B.S. in Business and Social Science from Black Hills State University in 1971, received his M.B.A. with an emphasis in Business-Finance from the Stanford University Graduate School of Business in 1974, and is a Certified Public Accountant (currently inactive).